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                                                                      EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a) Sunoco, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
----------------------------------------------------------------------

                                                                                            For the Three
                                                                                            Months Ended
                                                                                           March 31, 2000
                                                                                        --------------------
                                                                                             (UNAUDITED)
Fixed Charges:
Consolidated interest cost and debt expense                                                      $  20
Interest allocable to rental expense(b)                                                             10
                                                                                                  ----
   Total                                                                                         $  30
                                                                                                  ====

Earnings:
Consolidated income from continuing operations                                                   $ 102
  before income tax expense
Proportionate share of income tax expense of                                                         1
 50 percent owned but not controlled affiliated
 companies
Equity in income of less than 50 percent owned                                                      (3)
 affiliated companies
Dividends received from less than 50 percent                                                         3
 owned affiliated companies
Fixed charges                                                                                       30
Interest capitalized                                                                                (1)
Amortization of previously capitalized interest                                                     --
                                                                                                  ----
   Total                                                                                         $ 132
                                                                                                  ====
Ratio of Earnings to Fixed Charges                                                                4.40
                                                                                                  ====

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(a) The consolidated financial statements of Sunoco, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned). Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.
(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.